Exhibit 99

CACI Reports Record Third Quarter Results

Awards in quarter total over $640 million
Operating cash flow of $93.9 million year-to-date
Revenue up 4.9 percent to $435.4 million
Net income up 5.2 percent to $21.4 million

Arlington, VA, April 26, 2006 – CACI International Inc (NYSE:  CAI), a leading information technology and network solutions provider to the federal government, announced today record results for its third fiscal quarter and nine months ending March 31, 2006.

Third Quarter Results

The results described in this release include the adoption of Financial Accounting Standards Board Statement No. 123R, “Share-Based Payment” (FAS 123R) and the resulting non-cash charges.  The third quarter and nine months of Fiscal Year 2005 (FY05) have been restated as if FAS 123R was in effect as of July 1, 2004, the beginning of FY05.

For the third quarter of Fiscal Year 2006 (FY06) the Company reported revenue of $435.4 million, up $20.4 million, or 4.9 percent, over FY05 third quarter revenue of $414.9 million.  Operating income during the quarter was $36.8 million.  The Company’s operating margin in the quarter was 8.5 percent compared with 8.7 percent in the year earlier quarter.  Net income for the third quarter was $21.4 million, or $0.69 per diluted share, 5.2 percent higher than net income of $20.3 million, or $0.66 per diluted share, for the third quarter of FY05.

Third Quarter Highlights:

•

Awarded one of four large company positions on the $19.25 billion U.S. Army Strategic Services Sourcing (S3) contract for the U.S. Army Communications Electronics Lifecycle Management Command (C-E LCMC).

•	Additional contract awards totaling over $640 million, including:

•

One of two prime contracts on the $450 million Engineering, Technical and Operations Support Services (ETOSS) program for the U.S. Army’s Communications-Electronics Research, Development and Engineering Center (CERDEC), a major recompete during FY06.

	•	$49 million to continue providing support to the Defense Advanced Research Projects Agency (DARPA) Information Processing Technology Office (IPTO).

	•	Approximately $157 million in national security and intelligence awards.

•	Contract funding orders totaled $489 million, a 66 percent increase over the quarter ended December 31, 2005.

•

Completed the purchase of substantially all of the assets of Information Systems Support, Inc. (ISS), a provider of information technology (IT) solutions primarily to the U.S. Government.  Major clients include the Defense Intelligence Agency, the U.S. Army’s Network Enterprise Technology Command, and the Library of Congress.  ISS has 950 employees, with more than 70 percent holding security clearances.

•

Signed a definitive merger agreement with AlphaInsight Corporation, a provider of leading-edge IT solutions to the U.S. Government.  The company has a strong presence at the Department of State, and has approximately 360 employees, with essentially all its employees holding security clearances.  Closing of this transaction is scheduled to take place on May 1, 2006.

•	Operating cash flow increased to $93.9 million for the first nine months of FY06 compared with $66.1 million a year earlier.

•

Named to the Fortune 1000 list of the largest companies in America, placing 921st.  The company also ranked as the eighth largest IT services company in the annual Fortune 500 listing of the top IT firms in America.

CEO’s Commentary

Dr. J.P. London, CACI’s Chairman, President and Chief Executive Officer, said, “CACI’s continuing strategic alignment with national priorities, especially in defense, intelligence, and homeland security, keeps us firmly in position to grow and meet our long-term objectives.  We are winning contract awards on the largest scale in our company’s history. CACI was one of a select few awarded a prime contract to support the U.S. Army’s S3 program to provide technical services to the Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) community. Along with our award of the ETOSS contract, and our award to support the Information Technology Enterprise Solutions 2 Services (ITES-2S) program, CACI has won Army contracts with a combined ceiling value of nearly $40 billion, with periods of performance extending up to 10 years.  These awards demonstrate that CACI is among the select companies the Army trusts with its most important and high-priority work. Our solutions meet specific requirements for America’s defense and will help the Army counter threats to our national security.”

Dr. London continued, “Our robust mergers and acquisitions (M&A) activity confirms we are a leading strategic consolidator in our market space. We successfully closed on the ISS acquisition, bringing us a significant presence in the Defense Intelligence Agency and at the U.S. Army’s Network Enterprise Technology Command at Fort Huachuca, AZ. And we signed our definitive merger agreement with AlphaInsight Corporation, resulting in a strong presence at the Department of State and an expanded presence at the Department of Defense and Department of Justice. Our M&A capability is a proven core competency of CACI, and will remain a key driver of our growth.”

Looking forward, Dr. London said, “Based on our large contract awards and recent acquisitions, we expect a return to our growth goal of 20 percent in FY07. We believe the federal government services and IT market will be robust, and as a prime contractor on major contract vehicles, we expect to compete vigorously and successfully for funding. In fact, CACI’s third quarter exemplifies our ongoing growth plan: we will continue to win new business, focus intently on winning our recompetes, and acquire firms that strengthen our capabilities and add to our earnings to enhance shareholder value.”

Nine Months FY06 Results

For the nine months of FY06, revenue increased 7.1 percent to $1.28 billion versus $1.19 billion of revenue for FY05.  Operating income for the nine months of FY06 was $109.5 million, 5.2 percent higher than the $104.1 million reported a year earlier. The Company’s operating margin was 8.6 percent for the nine months of FY06 compared with 8.7 percent for the nine months of FY05.  Net income for the nine months was $62.8 million, or $2.02 per diluted share, 8.6 percent higher than net income of $57.8 million, or $1.89 per diluted share, for the nine months of FY05.  Operating cash flow for the nine months was $93.9 million compared with $66.1 million in the nine months of FY05.

Other Operating Information

Contract awards for nine months of FY06, excluding the U.S. Army S3 contract vehicle, totaled approximately $1.65 billion compared with $954 million for the same period of the prior year.  Contract funding orders for the nine months of FY06 totaled approximately $1.26 billion compared with approximately $1.37 billion for the similar period in FY05.

Merger with AlphaInsight Corporation

The Company anticipates that the merger of AlphaInsight Corporation will be effective May 1, 2006.  The transaction will be funded through a combination of cash and borrowings under CACI’s existing revolving credit facility.

CACI Updates Guidance

The Company issued its revised guidance for its fourth fiscal quarter of FY06 and all of FY06.  This guidance includes AlphaInsight Corporation but excludes the revenue or earnings from future acquisitions that may be completed prior to the end of FY06.  The projected earnings for the fourth quarter and all of FY06 also reflect the impact of stock option expense under FAS 123R.

(In millions except for earnings per share)	4th Quarter	Total Year

Revenue	$470 - $490	$1,748 - $1,768
Diluted earnings per share	$0.71 - $0.76	$2.74 - $2.79
Diluted weighted average shares	31.2	31.1

The impact of stock option expense as recognized under FAS 123R is expected to be $0.04 per diluted share for the fourth quarter, and $0.22 per diluted share for all of FY06.

This guidance represents our views as of April 26, 2006.  Investors are reminded that actual results may differ from these estimates for the reasons described below and in our filings with the Securities and Exchange Commission.

Conference Call Information

The company has scheduled a conference call for 8:30 AM Eastern Time Thursday, April 27th, during which management will be making a brief presentation focusing on third quarter results, operating trends and its expectations. A question-and-answer session will follow to allow further discussion of the results and the company’s future expectations. Interested parties can listen to the conference call and view the accompanying exhibits over the Internet by logging on to CACI’s Internet site at www.caci.com at the scheduled time. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Thursday, April 27th, and can be accessed through CACI’s homepage (www.caci.com) by clicking on the CACI Investor Info button.

About CACI

CACI International Inc provides the IT and network solutions needed to prevail in today’s new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness.  Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI has been named to the Fortune 1000 Largest Companies of 2006. A member of the Russell 1000 index, CACI provides dynamic careers for approximately 10,100 employees working in over 130 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at http://www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; changes that could result from accounting adjustments requested in connection with finalizing our Report on Form 10-K; and other risks described in the company’s Securities and Exchange Commission filings.

For investor information contact:	For other information contact:
David Dragics, Vice President, Investor Relations	Jody Brown, Executive Vice President, Public Relations
(703) 841-7835, ddragics@caci.com	(703) 841-7801, jbrown@caci.com

(Financial tables follow)

Summary Financial Tables

CACI International Inc
Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended		Nine Months Ended

	3/31/2006	3/31/2005	3/31/2006	3/31/2005

		(As restated)		(As restated)
Revenue	$435,359	$414,946	$1,277,995	$1,193,284
Costs and expenses:
Direct costs	279,142	259,738	820,759	741,193
Indirect costs and selling expenses	111,281	110,975	324,108	323,909
Depreciation and amortization	8,118	8,075	23,595	24,072

Total costs and expenses	398,541	378,788	1,168,462	1,089,174
Operating income	36,818	36,158	109,533	104,110
Interest expense, net	4,346	3,652	11,736	10,945

Income before income taxes	32,472	32,506	97,797	93,165
Income taxes	11,115	12,211	35,047	35,399

Net income	$21,357	$20,295	$62,750	$57,766

Basic earnings per share	$0.71	$0.68	$2.08	$1.95
Diluted earnings per share	$0.69	$0.66	$2.02	$1.89
Weighted average shares used in per share computations:
Basic	30,226	29,913	30,142	29,579
Diluted	31,159	30,713	31,081	30,557

Statement of Operations Margin Data

	(Unaudited)		(Unaudited)
	Quarter Ended		Nine Months Ended

	3/31/2006	3/31/2005	3/31/2006	3/31/2005

		(As restated)		(As restated)
Operating profit margin	8.5%	8.7%	8.6%	8.7%
Net profit margin	4.9%	4.9%	4.9%	4.8%

Stock Option Expense Data

	(Unaudited)		(Unaudited)
	Quarter Ended		Nine Months Ended

	3/31/2006	3/31/2005	3/31/2006	3/31/2005

		(As restated)		(As restated)
Stock option expense	$1,361	$2,148	$8,762	$6,693
Stock option expense, net of tax	$895	$1,341	$5,622	$4,147

Summary Financial Tables (continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	3/31/2006	6/30/2005

		(as restated)
ASSETS:
Current assets
Cash and cash equivalents	$73,916	$132,965
Accounts receivable, net
Billed	321,070	311,046
Unbilled	39,382	27,009

Total accounts receivable, net	360,452	338,055
Other current assets	28,825	21,910

Total current assets	463,193	492,930
Property and equipment, net	25,016	24,261
Goodwill & intangible assets, net	771,793	636,606
Other	60,148	52,842

Total assets	$1,320,150	$1,206,639

LIABILITIES & SHAREHOLDERS’ EQUITY:
Current liabilities
Notes payable	$3,543	$3,641
Accounts payable	42,600	36,900
Accrued compensation & benefits	96,811	91,663
Other current liabilities	66,571	76,540

Total current liabilities	209,525	208,744
Notes payable, long-term	365,203	342,861
Supplemental retirement savings plan obligations	32,187	25,059
Other long-term liabilities	9,711	8,941
Shareholders’ equity	703,524	621,034

Total liabilities & shareholders’ equity	$1,320,150	$1,206,639

Summary Financial Tables (continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Nine Months Ended

	3/31/2006	3/31/2005

		(as restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$62,750	$57,766
Reconciliation of net income to net cash provided by operating activities
Depreciation and amortization	23,595	24,072
Amortization of deferred financing costs	1,065	1,008
Stock-based compensation expense	12,635	8,601
Deferred income tax expense	1,859	91
Changes in operating assets and liabilities
Accounts receivable, net	17,794	(9,913)
Other current assets	(2,050)	1,714
Accounts payable and accrued expenses	(12,605)	(18,608)
Accrued compensation & benefits	1,919	3,587
Income taxes payable	(19,720)	(7,226)
Other current liabilities	6,679	4,969

Net cash provided by operating activities	93,921	66,061
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7,620)	(6,727)
Purchases of businesses, net of cash acquired	(175,853)	(7,267)
Net redemptions of marketable securities	—	515
Other assets	(4,151)	(257)

Net cash used in investing activities	(187,624)	(13,736)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments under credit facilities	22,245	(64,847)
Proceeds from employee stock transactions	5,758	5,255
Proceeds from exercise of stock options	7,635	14,483
Repurchase of common stock	(5,849)	(5,954)
Other	5,252	9,802

Net cash provided by (used in) financing activities	35,041	(41,261)
Effect of exchange rates on cash and equivalents	(387)	745

Net increase (decrease) in cash and equivalents	(59,049)	11,809
Cash and equivalents, beginning of period	132,965	63,029

Cash and equivalents, end of period	$73,916	$74,838

Summary Financial Tables (Continued)

Revenue by Customer Type
(Unaudited)

	Quarter Ended

(dollars in thousands)	3/31/2006		3/31/2005		$ Change	% Change

Department of Defense	$320,064	73.5%	$301,505	72.6%	$18,559	6.2%
Federal Civilian Agencies	91,049	20.9%	90,295	21.8%	754	0.8%
Commercial	18,131	4.2%	16,926	4.1%	1,205	7.1%
State and Local Government	6,115	1.4%	6,220	1.5%	(105)	-1.7%

Total	$435,359	100.0%	$414,946	100.0%	$20,413	4.9%

	Nine Months Ended

(dollars in thousands)	3/31/2006		3/31/2005		$ Change	% Change

Department of Defense	$934,600	73.1%	$863,906	72.4%	$70,694	8.2%
Federal Civilian Agencies	272,119	21.3%	262,495	22.0%	9,624	3.7%
Commercial	53,020	4.2%	49,248	4.1%	3,772	7.7%
State and Local Government	18,256	1.4%	17,635	1.5%	621	3.5%

Total	$1,277,995	100.0%	$1,193,284	100.0%	$84,711	7.1%